UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181207
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-172906
UNDER THE SECURITIES ACT OF 1933

Epocrates, Inc.
(Exact name of registrant as specified in its charter)

Delaware	94-3326769
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Park Place, Suite 300 San Mateo, California	94403
(Address of Principal Executive Offices)	(Zip Code)

Epocrates, Inc. 1999 Stock Option Plan
Epocrates, Inc. 2008 Equity Incentive Plan
Epocrates, Inc. 2010 Equity Incentive Plan, as amended
(Full title of the plan)

Jonathan Bush
President
Epocrates, Inc.
1100 Park Place, Suite 300
San Mateo, California 94403
(Name and address of agent for service)

(650) 227-1700
(Telephone number, including area code, of agent for service
Copies to:

Daniel H. Orenstein, Esq. athenahealth, Inc. 311 Arsenal Street Watertown, Massachusetts 02472 (617) 402-1000	Lawrence S. Wittenberg, Esq. Michael H. Bison, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF COMMON STOCK
This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Epocrates, Inc. (the “Registrant”):

•
Registration Statement No. 333-181207, filed on May 7, 2012, registering 974,786 shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Registrant under the Registrant's 2010 Equity Incentive Plan, as amended.

•
Registration Statement No. 333-172906, filed on March 17, 2011, registering 7,455,263 shares of the Common Stock of the Registrant under the Registrant's 2010 Equity Incentive Plan, 2008 Equity Incentive Plan and the prior 1999 Stock Option Plan (which was amended and restated by the 2008 Equity Incentive Plan).

On March 12, 2013 (the “Effective Time”), pursuant to the terms of the Agreement and Plan of Merger, dated as of January 7, 2013, among the Registrant, athenahealth, Inc., a Delaware corporation (“athenahealth”) and Echo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of athenahealth (“MergerSub”), MergerSub merged with and into the Registrant and the Registrant became a wholly-owned subsidiary of athenahealth (the “Merger”).
As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the offerings pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on the 12th day of March, 2013.

Epocrates, Inc.

By:	/s/ Daniel Orenstein
Name: Daniel Orenstein Title: Vice President, Treasurer, Secretary, and Director

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.